Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:	Media:
Frank Caruso	David Reno/Renée Soto
Chief Financial Officer	Sard Verbinnen & Co.
Stride Rite Corporation	(212) 687-8080
(617) 824-6611	rsoto@sardverb.com
frank_caruso@striderite.com

STRIDE RITE ANNOUNCES CEO SUCCESSION PLAN;

CEO DAVID CHAMBERLAIN TO RETIRE IN 2007;

BOARD HAS INITIATED SEARCH FOR NEW CEO

LEXINGTON, MA, March 6, 2007 – The Stride Rite Corporation (NYSE: SRR) today announced that David M. Chamberlain, 63, has informed the Board of Directors that, consistent with prior discussions, he plans to retire in 2007 from his position as Chief Executive Officer. Mr. Chamberlain will continue to serve as Chairman and CEO of the Company until a replacement has taken office, and will remain on the Board after his retirement.

The Board has formed a search committee to identify a new CEO and has retained Spencer Stuart, a leading executive recruiting firm, to advise the Board. The search process, which is already underway, will include a full review of both internal and external candidates.

Chamberlain, who has been Chairman and CEO since November 1999, said, “I am extremely proud of our accomplishments over the past seven years, and I believe now is the appropriate time to put Stride Rite’s next generation of leadership in place. The Company has made great progress in recent years. We have strengthened Stride Rite’s existing portfolio of nationally recognized footwear brands and significantly expanded our portfolio with the acquisitions of Saucony and Robeez. We also have built strong management teams. I intend to work closely with the Board over the coming months to help identify, select, and successfully integrate a new CEO. I look forward to continued growth of the company under new leadership.”

“We are grateful to David for his extraordinary service to Stride Rite. He has guided the company exceptionally well through a period of significant development and we are confident that he is leaving Stride Rite with the right strategy and team in place to ensure the Company’s continued success,” said Frank Mori, lead independent director. “The search to identify a new CEO is well underway and we will work diligently to bring the process to a successful conclusion.”

Chamberlain has served as Chairman of the Board of Directors and Chief Executive Officer of Stride Rite since joining the company in November 1999. Prior to joining Stride Rite, Mr. Chamberlain was Chairman of the Board of Genesco, Inc., a footwear company, from 1994 to 1999 and also served as President and Chief Executive Officer of Genesco from 1994 to 1996.

About Stride Rite

The Stride Rite Corporation markets the leading brand of high quality children’s shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, PRO-Keds, Sperry Top-Sider, Tommy Hilfiger Footwear, Saucony, Robeez, Grasshoppers, Munchkin, and Spot-bilt. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website – www.strideritecorp.com. Information about the Company’s brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com, www.saucony.com, www.robeez.com, www.grasshoppers.com and www.hind.com.

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